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                                                                    Exhibit 99.a

                                FINANCIAL NEWS
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ONEOK, Inc.                               For Immediate Release: August 25, 2000
Post Office Box 871                        Contact: Weldon Watson (918) 588-7158
Tulsa, OK 74102-0871


                   ONEOK ANNOUNCES DEATH OF CHAIRMAN AND CEO
                                 LARRY BRUMMETT


     Tulsa, Oklahoma -- Larry W. Brummett, chairman of the board and chief executive officer of ONEOK, Inc. (NYSE:OKE), and a long-time community leader in Tulsa, has died following a two-year battle with cancer. He was 49.

     David Kyle, president and chief operating officer of ONEOK, said, "Larry was a great leader and a wonderful friend to all who knew him. It is a tribute to him that we have such a great team of employees at ONEOK who will move forward with the focus and vision that he has set for the company during his years of leadership."

     Brummett provided dynamic, thoughtful leadership in times of unprecedented change at ONEOK and in the natural gas industry. He became chairman, chief executive officer and president in 1994. Under his direction, ONEOK has been transformed from a local natural gas utility company with assets of about $1 billion in 1994 to a diversified natural gas company today with total assets exceeding $5 billion.

     Brummett lived his life with passion. His unique leadership style was rooted in his rare ability to connect with a broad range of people, both in business and the community. His demonstrated ability to clearly articulate his vision and his passion for achieving excellence inspired not only the 4,000 employees of ONEOK but also the teams of industry and community leaders, business professionals and volunteers he met and worked with every day.

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